Exhibit 99.2

For More Information Contact:
Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports First Quarter Results

Board Declares First Quarterly Dividend on Common Stock

Woodbury, NY, April 28, 2004 – Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today reported its financial results for the three months ended March 31, 2004.

Net loss for the quarter ended March 31, 2004 was $9.3 million, or $0.55 per diluted share, compared to net income of $6.7 million, or $0.36 per diluted share, for the same period one year ago. The loss was the result of the Company changing its securitization structure and, consequently, its accounting for securitizations of its mortgage loans to “portfolio accounting” from “gain-on-sale accounting” in the first quarter 2004, consistent with changes made by a significant number of its competitors.

To assist investors in making a more meaningful prior period comparison, the Company has provided a Non-GAAP presentation of its first quarter 2004 earnings, set forth as if the Company had structured its securitization to require gain-on-sale accounting, as in prior quarters. In such an event, earnings per diluted share for the first quarter 2004 would have been $0.51, compared to earnings per diluted share of $0.37 for the fourth quarter of 2003, a 38 percent increase. (A Non-GAAP Reconciliation Table can be found at the end of this release).

Commenting on these results, Hugh Miller, President and Chief Executive Officer said, “We posted another very strong quarter in which the negative earnings we reported were simply the result of our decision to shift to portfolio-based accounting, which only delays the timing of our recognition of income; it does not change the fundamental economics of our business. We expect this change will enable us to deliver a more consistent earnings stream in the future. We further expect to recognize positive earnings beginning in the first quarter of 2005 and even higher earnings throughout 2006, as the size of our loan portfolio increases.”

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Financial Highlights

•	Originated $504 million in loans in the first quarter of 2004, a year-over-year increase of 56%.

•	Closed first securitization structured as a financing, collateralized by $550 million of mortgage loans, in the first quarter of 2004.

•	Announced the planned redemption of all outstanding Series A 10% Preferred Stock.

•	The Board declares first quarterly cash dividend on common stock payable in the third quarter of 2004 for all stockholders of record on June 25, 2004.

•	Total cost to originate as a percentage of loan production decreased year-over-year by 21%, to 3.3% from 4.2%.

•	Increased our warehouse lines with our current providers to $700 million from $500 million and lowered our financing costs.

The Board Declares Quarterly Dividend

Mr. Miller said, “The fundamental strength of our business is illustrated by the 56 percent increase in loan originations over the first quarter of last year. In addition, the vitality of our operations and our positive outlook resulted in our board of directors approving a quarterly cash dividend of $0.05 per common share. This amount represents a 2.66 percent annual yield, based on yesterday’s closing price. The first dividend will be paid on July 9, 2004 to stockholders of record as of the close of business on June 25, 2004. ”

Loan Originations

Delta originated $504 million of mortgage loans in the first quarter 2004, a 56 percent increase over the $323 million of mortgage loans originated during the comparable period last year.

“We had strong loan origination volume this quarter despite the normal seasonal weakness in January and February, due to the cyclical nature of our business. In fact, our March loan production was the second highest monthly loan production in the history of the Company, and we expect to achieve similar loan production levels in April. That said, we believe we are well on track to meet our guidance of over $2.0 billion in loan originations for 2004,” stated Mr. Miller.

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Loan Distribution Channels

During the first quarter of 2004, wholesale and retail loan originations represented approximately 61 percent and 39 percent, respectively, of Delta’s total loan production, compared to 54 percent and 46 percent for the same period last year. Wholesale production from Delta’s network of independent brokers for the first quarter 2004 grew approximately 75 percent over the comparable period in 2003. Delta’s retail loan production for the first quarter 2004 increased 33 percent over the same period in 2003.

Secondary Marketing (Securitization and Loan Sales)

In the first quarter of 2004, Delta closed its first securitization structured as a financing, collateralized by $550 million of mortgage loans, which was a senior-subordinate securitization structure under its Renaissance mortgage shelf, and issued a NIM note (net interest margin note backed by the excess cashflow certificate received from the securitization). As noted above, we will recognize the related revenue as net interest income (interest income on the mortgage loans less interest expense on the bond financing) as it is received over the life of the loans, instead of recording virtually all of the income upfront as a gain on sale of mortgage loans as the Company’s prior structures required under SFAS No. 140. Delta plans to continue to utilize this securitization structure, which eliminates gain-on-sale accounting treatment, and account for all its future securitization transactions as financings. The Company also delivered $114 million of mortgage loans under a pre-funding mechanism in connection with its fourth quarter 2003 securitization, which was accounted for as a sale under gain-on-sale accounting, and in addition, sold approximately $18 million in loans on a whole-loan basis during the first quarter of 2004. These transactions accounted for the entire $7.7 million in gain-on-sale revenues for the quarter ended March 31, 2004.

Net Operating Loss Carryforward

Although the Company has recorded an approximate effective 39 percent tax provision since the third quarter of 2003, it has been able to utilize its net operating losses (“NOLs”) to offset the vast majority of its current tax obligations and is only paying minimal actual cash taxes. The Company expects to continue to pay only minimal cash taxes – either alternative minimum tax (“AMT”) or excess inclusion income tax, as well as minimal state taxes – until its NOLs are fully utilized. While the Company’s GAAP earnings were negative for the quarter ended March 31, 2004, it generated taxable earnings and as such reduced its NOLs, net of tax from $27 million at December 31, 2003 to $24 million at March 31, 2004.

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Change in Fully Diluted Shares

Total diluted shares for the quarters ended March 31, 2004 and March 31, 2003 were 16.9 million and 18.5 million, respectively. The decrease in the Company’s diluted weighted average number of shares outstanding for the three months ended March 31, 2004 over the respective comparable period was due to Delta posting a loss, which requires the Company to exclude in-the-money employee stock options because they are considered antidilutive.

About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has sold approximately $9.8 billion of its mortgages through 39 securitizations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our expectations as to future earnings and business prospects, interest rates, broker and retail loan production, increasing the size of our loan portfolio, loan performance, the reduction of our origination costs, our future tax payments, and the strength of our financial position. There are many important factors that could cause Delta Financial Corporation and its subsidiaries’ actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; the Company’s ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs associated with litigation, the Company’s regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for Delta Financial Corporation and its subsidiaries’ services, and other risks identified in Delta Financial Corporation’s filings with the Securities and Exchange Commission. Delta hereby disclaims any obligation to update or revise any of the forward-looking information contained in this press release at any future date.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited) (Dollars in thousands, except per share data)

	Three Months Ended
	March 31,

	2004	2003

Revenues:

Net gain on sale of mortgage loans	$7,740	18,897
Interest income	6,839	2,114
Excess cashflow certificate income	557	696
Other income	23	125
Total revenue	15,159	21,832

Expenses:

Payroll and related costs	11,559	8,356
Interest expense	1,908	1,079
General and administrative	6,605	5,432
Loss on derivative instruments	10,287	--

Total expenses	30,359	14,867

Income (loss) before income tax expense (benefit)	(15,200)	6,965
Provision for income tax expense (benefit)	(5,871)	268

Net income (loss)	$(9,329)	6,697

Per share data:

Basic - weighted average number of shares outstanding	16,924,366	15,921,173

Diluted - weighted average number of shares outstanding(1)	16,924,366	18,489,825

Basic - net income per common share	$(0.55)	0.42

Diluted - net income per common share(1)	$(0.55)	0.36

(1)  Because Delta posted a loss for the quarter ended March 31, 2004, in-the-money employee stock options are considered antidilutive, and therefore are not included in the diluted share count.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Unaudited) (Dollars in thousands)

	March 31	December 31,

	2004	2003

Assets:

Cash and interest-bearing deposits	$4,607	4,576
Proceeds due from securitization trust	143,711	--
Mortgage loans held for inventory, net	147,425	190,801
Mortgage loans held for investment, net	414,084	--
Excess cashflow certificates, net	19,489	19,853

Deferred tax asset	37,584	31,184
Other assets	13,259	10,577

Total assets	$780,159	256,991

Liabilities:

Warehouse financing	$85,029	144,826
Financing on mortgage loans held for investment	589,146	--
Other liabilities	19,241	16,212

Total liabilities	693,416	161,038

Stockholders’ equity:	86,743	95,953

Total liabilities and stockholders’ equity:	$780,159	256,991

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Non-GAAP Earnings Reconciliation Table
(unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended

	March 31, 2004			December 31, 2003

	Adjustment for Gain on Sale
	As Reported	Accounting	Non-GAAP	As Reported

Revenues:

Net gain on sale of mortgage loans	$7,740	21,580	29,320(1)(5)	24,904
Interest income	6,839	(2,458)	4,381(2)	4,667
Excess cashflow certificate income	557	--	557	559
Other income	23	--	23	40

Total revenue	15,159	19,122	34,281	30,170

Expenses:

Payroll and related costs	11,559	--	11,559	10,840
Interest expense	1,908	(357)	1,551(3)	1,661
General and administrative	6,605	(477)	6,128(4)	5,458
Loss on derivative instruments	10,287	(10,287)	--(5)	--

Total expenses	30,359	(11,121)	19,238	17,959

Income (loss) before income
Tax expense (benefit)	(15,200)	30,243	15,043	12,211
Provision for income tax expense (benefit)	(5,871)	11,795	5,924	4,798

Net income (loss)	$(9,329)	18,448	9,119	7,413

Per share data:

Basic - weighted average number of
shares outstanding	16,924,366		16,924,366	16,740,238

Diluted - weighted average number of
shares outstanding	16,924,366(6)		18,016,066(7)	18,157,318

Basic - net income (loss) per share	$(0.55)		0.54	0.40(8)

Diluted - net income (loss) per share	$(0.55)(6)		0.51(7)	0.37(8)

(1)
The adjustment reflects the gain on sale we would have recognized on mortgage loans sold to the securitization trust in March 2004 had we utilized gain-on-sale accounting treatment for the securitization.

(2)	The adjustment reflects the elimination of interest income that was earned in the first quarter under portfolio accounting.

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(3)	The adjustment reflects the elimination of interest expense that was incurred in the first quarter under portfolio accounting.

(4)	The adjustment reflects the elimination of the loan loss provision and net servicing expense that was incurred in the first quarter under portfolio accounting.

(5)
The adjustment primarily reflects a re-class of the interest rate caps and interest rate swaps (incurred in connection with our March 2004 securitization) from the “loss on derivative instruments” line item, to a component of “net gain on sale of mortgage loans,” had we used gain-on-sale accounting instead of portfolio accounting. These interest rate caps and interest rate swaps were not designated as hedging instruments under hedge accounting.

(6)	Because we posted a loss for the quarter ended March 31, 2004, in-the-money employee stock options are considered antidilutive, and therefore are not included in the diluted share count.

(7)
Had we used gain-on-sale accounting for the quarter ended March 31, 2004, we would have posted a profit; as such, in-the-money employee stock options would have been included in the diluted share count.

(8)	For the quarter ended December 31, 2003, earnings per share were impacted by a preferred dividend payment of $695,780

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